EXHIBIT 23.4


                  CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report, dated March 5, 2004, with respect to the financial statements of The FINOVA Group Inc. as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002, the four month period ended December 31, 2001, and the eight-month period ended August 31, 2001, included as Item 15(d) in this Form 10-K/A and with respect to the incorporation by reference in the Registration Statements on Form S-8 (No. 2-84303), Form S-8 and S-3 (No. 33-6054), Form S-8 and S-3 (No. 33-26434), Form S-8 and Form S-3
(No. 33-30277), Form S-8 (No. 33-61682), Form S-8 (No. 33-61718), Form S-8 (No.
333-51494) and Form S-4 (No. 333-86018).

                                              /s/ Ernst & Young LLP


Phoenix, Arizona
November 1, 2004